EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Meta Financial Group, Inc. Compensation Committee
MetaBank Profit Sharing 401(k) Plan:

We consent to the incorporation by reference in the registration statement on Form S-8 of Meta Financial Group, Inc., pertaining to the Meta Financial Group, Inc. 1995 Stock Option and Incentive Plan (No. 333-22523) and the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan (No.333-110200, No. 333-141407, No. 333-151604 and No. 333-222674) of our report dated March 23, 2018, with respect to the statements of net assets available for benefits of the MetaBank Profit Sharing 401(k) Plan as of September 30, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended September 30, 2017, and the supplemental schedules of Schedule H, Line 4a – Schedule of Delinquent Participant Contributions and Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of and for the year ended September 30, 2017, which report appears in the September 30, 2017 annual report for Form 11-K of the MetaBank Profit Sharing 401(k) Plan.

Des Moines, Iowa
March 23, 2018